Exhibit 99.1

          Vermont Pure Holdings, Ltd. Announces Second Quarter Results

Randolph, VT June 16, 2003 - Vermont Pure Holdings, Ltd. (AMEX: VPS) announced results for its second quarter and fiscal year to date ending April 30, 2003. The results were filed, in detail, on form 10-Q with the SEC today.

Total sales for the quarter increased 3% to $18.1 million compared to $17.5 million the previous year. Net income for the quarter was $487,000, or $.02 per share, compared to $630,000 or $.03 per the previous year.

For the six months ended April 30, 2003, sales were also up 3% from a year ago, to $33.1 million from $32.2 million. Net Income for the first half of the fiscal year was $594,000, $.03 per share (basic), compared to $940,000, or $.04 per share (basic), last year.

"Maintaining sales levels and market share has been our objective in this economy and we are starting to see small increases in our customer base starting in March and continuing through May," said Peter Baker, President of Vermont Pure Holdings, Ltd. The Company recently announced three acquisitions in the home & office segment in May 2003 and is aggressively pursuing route density through other acquisitions in its current markets. "Crystal Rock has experienced many business cycles since its inception in 1914 and during slow periods we have traditionally expanded our market share through acquisitions," continued Mr. Baker.

"The retail environment for Vermont Pure Holdings continues to transition to a private label sales focus. Branded products continue to be pressured by the large multi national players," said Tim Fallon, Chairman and CEO of Vermont Pure Holdings, Ltd. Private label sales now account for 75% of our total retail sales. The Company recently announced that it has entered into a contract packing agreement with the Snapple Beverage Group to supply Snap2O bottled spring water.

"We continue to be proactive in reducing our cost structure to offset competitive pricing. Market prices for energy related products and services - plastics resin and transportation - increased disproportionately during the reported periods in 2003. Administrative costs such as insurance, employee benefits, legal and audit costs have added pressure on profitability," concluded Fallon.

      The Company will hold a conference call to discuss financial results for its second quarter ending April 30, 2003 tomorrow, June 17th, at 11:00 AM (Eastern Time) and run approximately one hour. The conference can be attended by telephone by dialing 800-540-0559 in the U.S. and 785-832-1523 outside the U.S. The conference ID is VPHL. The call can be accessed live via the Internet at www.companyboardroom.com. The call also will be available for replay until midnight on June 20, 2003 by dialing 800-938-0997 in the U.S. and 402-220-1541 outside the U.S. The call will be available over the Internet for a period of 90 days after the call. This web-cast can be accessed through the Company's website, www.vermontpure.com on the investor relations page as well as the web address listed above.

Vermont Pure Holdings, Ltd., located in Randolph Vermont, is a bottler and distributor of natural spring water under the Vermont Pure(R), Hidden Spring(R), and regional private label brands. It also markets purified with minerals added bottled water through the Crystal Rock(R) brand. The Company's primary businesses are the marketing of these brands throughout the New England, New York, and the Mid-Atlantic regions. The Company is currently executing a growth strategy through expansion of the home and office customer base, acquisitions, and consolidation of regional home and office bottled water and coffee distributors. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

                           VERMONT PURE HOLDINGS, LTD
                              Results of Operations

                                                (Unaudited)                    (Unaudited)
                                              Six Months Ended:             Three Months Ended:
                                           ----------------------         ----------------------
                                           April 30,    April 30,         April 30,    April 30,
                                             2003         2002              2003          2002
                                           ---------    ---------         ---------    ---------
(000's $)

Sales                                       $33,145       $32,223          $18,067       $17,531

Income from Operations                       $3,152        $3,756           $1,885        $2,248

Net Income                                     $594          $940             $487          $630

*Add Back to Net Income:
Interest                                     $2,149        $2,383           $1,062        $1,197
Income Taxes                                   $399          $638             $323          $421
Depreciation                                 $2,488        $2,104           $1,249        $1,072
Amortization                                    $78          $116              $44           $58
                                             ------        ------           ------        ------
**EBITDA                                     $5,708        $6,181           $3,165        $3,378
                                             ======        ======           ======        ======

Basic Net Earnings (Loss) per Share           $0.03         $0.04            $0.02         $0.03
Diluted Net Earnings (Loss) per Share         $0.03         $0.04            $0.02         $0.03

Basic Wgt. Avg. Shares Out. (000's)          21,266        21,075           21,272        21,078
Diluted Wgt Avg. Shares Out. (000's)         21,845        22,167           21,678        22,174

* This portion of the table can be used to derive EBITDA, a non-GAAP measure, from net income, a GAAP measure.

** Earnings Before Interest, Taxes, Depreciation and Amortization

  Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the
                      Securities and Exchange Commission.


Contact: Tim Fallon, CEO or Bruce MacDonald, CFO - 802-728-3600
         Peter Baker, President - 860-945-0661
         Eugene Malone, Corporate Investors Network - 888-377-9777;
         Fax: 201-670-6460